iPath®
Exchange Traded Notes

MOST INNOVATIVE ETP
AMERICAS
2011
iPath S&P 500 Dynamic VIX ETN
GLOBAL ETF AWARDS®
"How the industry measures excellence"

BARCLAYS

XVZ iPath ® S&P 500 Dynamic VIX ETN Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 July 6, 2012

Summary
Investor Demand For a New Volatility Product
Investor usage and feedback identifies demand for a volatility product addressing:
Cost of holding short-term volatility during equity bull markets
Lower responsiveness of mid-term volatility during periods of high volatility
Dynamic VIX Concept Framework
Investment designed to react positively to volatility (not pure ‘alpha’ or arbitrage) that:
Allocates between long or short position in shorter-dated VIX
®
futures in high and low volatility environments,
respectively, combined with a core long mid-term VIX
®
futures position
Uses daily market signals for switching between long/short position in short-dated VIX
®
futures based on
backwardation or contango of implied volatility
XVZ: iPath
®
S&P 500 Dynamic VIX ETN
Listed on Aug 18
th
2011 on NYSE Arca under ticker XVZ
Linked to the S&P 500
®
Dynamic VIX Futures
TM
Index
$271mn of notional amount since launch
1
Awarded “Most Innovative ETP” for the Americas in 2012
2
1. As of 6/29/2012. Source: Bloomberg.
2. 8
th
Annual Global ETF Awards ® , organized by exchangetradedfunds.com.

iPath ® Platform
As of 6/29/2012.
Sources: Barclays, Bloomberg
Percent market
share of US ETNs
Asset Classes
76
US Listed iPath ETNs
Billion dollars in total
iPath
®
trading since
launch
$10,000,000,000
Peak Notional Outstanding
(03 / 2011)
iPath is a leading US exchange traded notes (ETNs) platform with commodity, volatility, equity, FX and rates offerings used by a broad range of clients
5 633
39 5

Institutional Wealth Management Retail
•
Efficient access to futures markets
•
Tradable index-linked structured
investment
•
Short-term views /cash management
•
FX, Commodity, Emerging Markets
and Volatility
•
Cost efficient
•
Liquidity and ease of exit
•
Access to hard-to-reach asset classes
•
Easy to use investment
•
Leveraged and inverse exposures

How Can VIX ETNs be Used
as Portfolio Hedges?
Sources:
Bloomberg, 1/30/2009 – 6/29/2012.
You should not rely on historical information. Such historical information is not indicative of future performance. For current iPath ETN performance, please visit www.iPathETN.com

The iPath
®
S&P 500 VIX Short-Term Futures
TM
ETN (VXX) and the iPath
®
S&P 500 VIX Mid-Term
Futures
TM
ETN (VXZ) have historically demonstrated negative correlation with S&P 500
®
returns
The negative correlation is convex: greater reaction to large decreases in the equity markets than to large increases
Convexity of VXX is larger compared to VXZ, but VXZ has performed better during equity bull markets
-30%
-20%
-10%
0%
10%
20%
30%
40%
-12% -8% -4% 0% 4% 8% 12%
SPY 1 month return
-30%
-20%
-10%
0%
10%
20%
-12% -8% -4% 0% 4% 8% 12%
SPY 1 month return

Convexity Can Come
at a Cost
VIX
®
futures term structure can cause a drag on the performance of the ETNs
The market for VIX
®
futures
tends to trade in contango
1
during low volatility periods
VXX tends to suffer a
greater negative roll yield
2
than VXZ as the curve
tends to be steeper at the
front end.
1: When the prices of futures contracts for distant delivery months are higher than prices of futures contracts with nearer delivery months, the futures curve is said to be in “contango”.
2: In the context of investment strategies in the futures markets, “roll yield” is commonly referred to describe the returns that occur over and above the changes in the spot returns. See appendix: “Index Roll Yield/Cost”

0 1 2 3 4 5 6 7
Time to Expiration (Months)
Roll between 1M and 2M futures
Roll between 4M and
7M futures
FOR ILLUSTRATIVE PURPOSES ONLY
8
14%
15%
16%
17%
18%
19%
20%
Volatility term structure is typically upward sloping during “normal” times

VXX & VXZ
VXX
Has performed better during high or increasing volatility environments
Daily trading volumes are higher, suggesting a shorter holding period
Higher short interest, suggesting that more investors are both taking long and short positions
VXZ
Has performed better during low volatility environments
Daily trading volumes are lower, suggesting a longer holding period
Lower short interest, suggesting that more investors are long-only
Source: Bloomberg, 1/29/2009 - 6/29/2012.
Disclaimer:
With short sales, in investor faces the potential for unlimited losses as the security’s price rises. You should not rely on historical information.  Such historical information is not indicative of future performance. For current iPath ETN performance, please visit
www.iPathETN.com

0%
20%
40%
60%
80%
100%
120%
Jan -09 Jul -09 Jan -10 Jul -10 Jan -11 Jul -11 Jan -12
VXX
VXZ
•
•
•
•
•
•

Can We Do Better?
• Can we construct a dynamic strategy that provides positive performance during times of equity volatility that has enhanced features compared to VXZ or VXX?
Begin with a core position of VXZ held in all market circumstances
During “normal” times of  low or decreasing volatility: target an enhanced performance via a short position in VXX
During “stressful” times of high or increasing volatility:  target a high reactivity by switching to a long position in VXX
How to identify “normal” and “stressful regimes” ?

•
•
•
•
Question:
One potential answer:
The Million Dollar Question:

Front-month VIX® futures
average daily returns

VIX® Index
1m/3m ratio

Term Structure Signal
On a hypothetical historical basis, the shape of the volatility curve has tended to be indicative of the future returns on shorter-dated VIX
®
futures
Front-month VIX
®
Futures daily returns have
typically been negative on average if the
volatility term structure was in contango
during the period.
As the volatility term structure moved
towards strong backwardation, average
returns typically became positive.
Source:
Bloomberg, 11/12/2007– 6/29/2012.
Individual futures returns are for illustrative purposes only and do not represent actual performance of any Index or ETN. Futures returns do not reflect the investor fee or any other transaction costs and expenses. Past performance is not indicative of future results. For current ETN performance go to www.iPathETN.com

- 2.0%
-1.0%
0.0%
1.0%
2.0%
3.0%
4.0%
5.0%
6.0%
< 0.90 0.9-1.0 1.0-1.05 1.05-1.15 >1.15
VIX/VXV Ratio
0
10
20
30
40
50
60
70
80
90
Sep-07 Mar-08 Sep-08  Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12
0.7
0.8
0.9
1
1.1
1.2
1.3
1.4
1.5
VIX  Index
1month/3month Term Structure Ratio
Strong
Backwardation
Contango
Contango
Backwardation
•
•

Dynamic VIX
70%
-30%
80%
-20%
100%
75%
25%
50%
50%
Short-term
VIX futures
Medium-term
VIX futures
I. Strong
Contango
II. Weak
Contango
III. Weak
Backwardation
IV.
Backwardation
V. Strong
Backwardation
Ratio: <0.9
0.9-1.0 1.0-1.05
1.05-1.15 >1.15
Contango
FOR ILLUSTRATIVE PURPOSES ONLY
The S&P 500
®
Dynamic VIX Futures
TM
Index
investment in volatility
Ratio of 1-month / 3-month Implied volatilities (VIX
®
Index /VXV
®
Index)
S&P 500
®
Dynamic VIX Futures
TM
Index aims to have:
reduced “roll cost” during normal or low volatility regimes (contango)
increased exposure to VIX
®
Index only when volatility is at elevated levels (backwardation)*

Backwardation
* There can be no assurance that the index will accurately predict the market volatility over time. As a result, if the index fails to accurately predict trends of volatility, it may not be successful in correctly allocating between Short-term VIX futures and Medium-term VIX futures. See “Disclaimer” for more information
Uses the volatility term structure ratio to determine whether to be long or short is designed to offer efficient exposure via a dynamic

0
50
100
150
200
250
300
350
400
450
500
Dec-05 May-06 Oct-06 Mar-07 Aug-07 Jan -08 Jun-08 Nov-08 Apr-09 Sep-09 Feb-10 Jul -10 Dec-10 May-11 Oct-11 Mar-12
S&P 500  Dynamic VIX Futures™ TR Index
S&P 500 VIX Mid-Term Futures™ TR Index
S&P 500 VIX Short-Term Futures™ TR Index
S&P 500 ® TR Index
Index Performance
Source: Bloomberg 12/20/2005 – 6/29/2012.
The S&P 500® VIX Short-Term and Mid-Term Futures™ Indices were launched in December 2008, the S&P 500® Dynamic VIX Futures™ Index was
launched in June 2011. The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance.
S&P 500  Dynamic
VIX Futures™ TR
Index
S&P 500 VIX Short-
Term Futures™ TR
Index
S&P 500 VIX Mid-
Term Futures™ TR
Index
S&P 500
®
TR
Index
Annualized Returns
25.7% -34.7% 0.7% 3.4%
Annualized Volatility 25.5% 62.4% 32.6% 24.0%
Correlation vs. S&P 500
®
Index
-71.0% -78.4% -76.8% 100.0%
Correlation vs. VIX
®
Index 62.8% 87.6% 80.3% -76.5%

iPath

Performance as a % of initial value

BARCLAYS

Hedging an Equity Portfolio
Hypothetical portfolios with 90%/10% and 85%/15% allocations to S&P 500
®
Total Return
Index and S&P
®
500 Dynamic VIX Futures Index (“Dynamic VIX”)
100% S&P 500
®
Index
10% Dynamic VIX,
90% S&P 500
®
Index
15% Dynamic VIX,
85% S&P 500
®
Index
Annualized Returns 3.4% 6.4% 7.9%
Annualized Volatility 24.0% 19.2% 17.0%
Returns/Vol Ratio 0.14 0.34 0.46
Max drawdown -55.3% -44.0% -37.7%
Source: Bloomberg, 12/20/2005 – 6/29/2012.
1. Max Drawdown represent the maximum percentage decline of an index price between any starting and ending point in time.
Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results.

50
75
100
125
150
175
Dec-05 May-06 Oct-06 Mar -07 Aug-07 Jan-08 Jun -08 Nov-08 Apr-09 Sep -09 Feb -10 Jul -10 Dec -10 May -11 Oct-11 Mar -12
100% S&P 500 ® TR Index
10% Dynamic VIX, 90% S&P 500 ® TR Index
15% Dynamic VIX, 85% S&P 500 ® TR Index
1
TM

Appendices Page 12 of 20

Monthly Index Returns
Source: Bloomberg, 12/31/2005–6/29/2012.
The S&P 500 ® VIX Short-Term and Mid-Term Futures     Indices were launched in December 2008, the S&P 500 ® Dynamic VIX Futures Index
was launched in June 2011. The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance.
S&P 500
®
VIX Short-Term Futures
TM
Index
S&P 500
®
VIX Mid-Term Futures
TM
Index
S&P 500
®
Dynamic VIX Futures
TM
Index

Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year
2006 -0.8% -1.6% -5.0% 0.4% 11.9% -2.7% -2.3% 3.6% 3.7% -2.5% -2.3% 2.4% 3.7%
2007 -2.4% -5.1% -3.6% 1.0% 3.5% 4.2% 19.2% 6.4% -7.2% 5.9% 11.6% 1.5% 37.2%
2008 -0.2% 2.1% -1.6% -4.8% 4.3% -0.4% -5.0% 2.5% 14.5% 77.6% 13.0% 4.6% 132.3%
2009 0.1% 3.2% 1.2% -2.5% -8.2% -0.3% 3.8% 2.6% -0.3% 0.9% 2.7% -1.9% 0.7%
2010 -1.7% -1.5% 3.0% 4.4% 10.8% 2.7% -3.0% 7.4% 1.7% -2.2% 0.1% -1.8% 20.7%
2011 -5.8% -3.9% -4.9% 2.2% -2.2% -1.2% -6.0% 38.8% 9.6% -12.0% 3.6% -1.8% 8.8%
2012 1.4% 3.0% -2.1% -2.2% 2.3% -0.6% 1.7%
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year
2006 -5.2% -4.1% -8.0% -0.6% 12.8% -2.7% 1.7% -0.3% 2.8% -12.6% -3.6% 2.2% -18.2%
2007 -9.0% -1.0% 0.5% -1.3% 3.9% 10.2% 27.4% 3.6% -9.2% 8.0% 16.0% 0.0% 53.9%
2008 3.6% 5.1% 1.1% -11.2% 1.0% 4.2% -3.2% 2.5% 13.3% 44.0% 15.1% -4.0% 83.9%
2009 1.9% 6.6% 2.6% -7.2% -14.6% -3.5% 0.0% 2.3% -3.4% -2.5% 0.9% -7.8% -23.6%
2010 -3.6% -5.2% -3.8% 7.0% 23.8% 10.5% -13.3% 8.1% -5.8% -14.0% -0.4% -10.8% -13.2%
2011 -12.0% -3.8% -1.7% -6.9% -2.5% 1.4% -3.3% 28.8% 16.7% -16.0% 7.6% -8.2% -7.6%
2012 -9.7% 1.3% -17.4% -0.8% 13.1% -12.2% -25.6%
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year
2006 -11.0% -7.8% -5.8% -3.6% 28.3% -8.6% 1.7% -14.2% -8.2% -23.1% -5.9% -3.3% -50.9%
2007 -13.6% 5.8% 7.3% -9.8% -2.0% 14.5% 25.3% 20.0% -15.4% -1.8% 23.9% -6.9% 42.9%
2008 7.5% 3.4% 0.6% -20.2% -14.1% 14.5% -2.9% -7.0% 36.6% 117.3% 16.7% -17.6% 126.5%
2009 6.6% 5.4% 4.4% -17.5% -18.3% -10.8% -9.0% -4.5% -15.9% -3.1% -16.0% -16.3% -64.9%
2010 -5.6% -18.1% -19.1% 0.4% 38.0% 7.9% -28.2% -3.4% -20.2% -24.4% -5.6% -24.1% -72.0%
2011 -14.3% -6.3% -1.9% -21.5% -8.3% -0.9% 11.6% 66.2% 38.8% -24.2% 2.0% -13.9% -3.7%
2012 -24.8% -7.9% -32.6% -1.1% 28.7% -29.0% -57.8%
TM
TM

Index Allocations
Historical target allocation of the S&P 500® Dynamic VIX Futures™ Index to the S&P 500
®
VIX Short-Term Futures™ Index and the S&P 500
®
VIX Mid-Term Futures™ Index.
50
100
150
200
250
300
350
400
450
500
Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 Jun-12
50% Sht, 50% Mid
25% Sht, 75% Mid
0% Sht, 70% Mid
-20% Sht, 80% Mid
-30% Sht, 70% Mid
.
Dynamic VIX Index
S&P 500 Index
Target Allocations*:
Indices:

Source: Bloomberg, 12/20/2005 – 6/29/2012.
*Target allocations are calculated from the Ratio of 1-month / 3-month Implied volatilities (VIX® Index /VXV® Index). Effective allocations are derived from the target allocation, by constraining a maximum change of 12.5% from the previous day, for  each of the two indices separately.
The S&P 500
®
VIX Short-Term and Mid -Term
Futures™
Indices were launched in December 2008, the S&P 500
®
Dynamic VIX
Futures™
Index
was launched in June 2011. The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information.  Such historical and hypothetical historical information is not indicative of future performance.

Index Roll Cost/Yield
Roll cost or yield is an important component of volatility index returns and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango (upward sloping)
Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled:
In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a negative “roll cost”,
which can negatively impact a long position in a futures contract
In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a positive “roll yield”,
which can positively impact a long position in a futures contract
Price
Time to expiry
Contango
Price
Time to expiry
Backwardation
FOR ILLUSTRATIVE PURPOSES ONLY

VIX
®
Futures Can Be Costly
VIX
®
futures contracts have traded in contango for most of the time since their launch in
2005, creating negative “roll cost” for VXX and VXZ
Contango has been steeper for short-term futures: greater roll cost for VXX
XVZ’s roll yield determined by its allocation to VIX Short and Mid-term Futures™ Indices
* Source: Bloomberg, 1/29/2009 – 6/29/2012. Roll yield estimated using the slope of the VIX futures curve, weighted according to index weightings,
Disclaimer: Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and ETN performance, go to www.iPathetn.com

-20.0%
-15.0%
-10.0%
-5.0%
0.0%
5.0%
10.0%
15.0%
20.0%
25.0%
Jan-09 Jul-09 Jan-10 Jul-10 Jan-11 Jul-11 Jan-12
Estimated Monthly Roll Yield/Cost*
S&P 500 VIX Mid-Term Futures™ TR Index
S&P 500  Dynamic VIX Futures™ TR Index
S&P 500 VIX Short-Term Futures™ TR Index

iPath Resources
Sales Contacts
iPath general enquiries
Barclays iPath
RIA Coverage team
Insurance Coverage team
Private Bank / Wealth team
Bloomberg
XVZ product page XVZ <Equity> DES <Go>
Intraday Ind. Value XVZIV <Index> <Go>
Underlying Index SPDVIXTR <Index> <Go>
VIX Futures VIX <Index> CCRV <Go>
Additional Contacts
ETN / ETF Trading
Equities Structuring
Press Office
Investor Relations
1-877-764-7284
1-212-528-7990
1-212-528-4930
1-212-528-8021
1-212-528-6248
1-212-526-8979
1-212-528-1126
1-212-412-7545
+44 (0)20 7773 2269
Online
iPath website
www.ipathetn.com
XVZ Product page
http://ipathetn.com/product/XVZ
iPath
®
Volatility ETNs
http://www.ipathetn.com/static/pdf/volatility_etns.pdf
Basics of VIX ETNs
http://www.ipathetn.com/us/downloads/pdf/VIX-basics.pdf

Glossary of Terms
Tail Risk Hedging: Investment positions created to limit losses that would occur in case of extreme downward market moves. The technical definition of tail risk is a portfolio value move of at least three standard deviations from the mean return.
VXX:
VXZ:
SPY: SPDR S&P 500 ETF Trust
Short term VIX
®
futures: The S&P 500 VIX Short-Term Futures Index ER
Mid-term VIX
®
futures: The S&P 500 VIX Mid-Term Futures Index ER
The VIX
®
Index:
forward looking 1-month volatility of the S&P 500
®
Index
The VXV
®
Index:
expectations for forward looking 3-month volatility of the S&P 500
®
Index
Implied Volatility Term Structure:

The ratio between the VIX
®
Index and the VXV
®
Index
The CBOE S&P
®
500 3-Month Volatility Index, a measure of market
The CBOE Volatility Index
®
, a measure of the market expectations for the
The iPath
®
S&P 500 VIX Short-Term Futures ETN
The iPath
®
S&P 500 VIX Mid-Term Futures ETN
TM
TM
TM
TM

Selected Risk Considerations

An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.
Issuer Redemption If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs
(in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.
The Performance of the Underlying Index is Unpredictable An investment in the ETNs is subject to risks associated with fluctuations, particularly a decline, in the performance of the underlying index. Because the performance of such index is linked to futures contracts on the CBOE ® Volatility Index (the “VIX Index”), the
performance of the underlying index will depend on many factors including, the level of the S&P 500 ® Index, the prices of options on the S&P 500 ® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the underlying index. Additional factors that may contribute to fluctuations in the level of such index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500 ® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX
Index, or any other financial instruments related to the S&P 500 ® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-
counter equity derivative markets as well as hedging activities in the equity-linked structured product markets.
Dynamic Allocation of Underlying Index The value of the underlying index will depend upon the success of such index in dynamically allocating between the short-term and mid-term volatility futures components.  The allocation of such index is based on implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal.  Additionally, such index may allocate to short as well as long positions in the index components and is not guaranteed to react positively to increased levels of market volatility.
Credit of Barclays Bank PLC The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption.  In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.
You May Lose Some or All of Your Principal The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date.  Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may
be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
:
:
:
:
:

Selected Risk Considerations (cont’d)
Market and Volatility Risk:
NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market.  Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index.
A Trading Market for the ETNs May Not Develop
Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.
No Interest Payments from the ETNs
Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions
Uncertain Tax Treatment
Significant aspects of the tax treatment of the ETNs are uncertain.  You should consult your own tax advisor about your own tax situation.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays
Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.
The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.
You may not receive any interest payments on the ETNs.
:
:
:
© 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
You must redeem at least 25,000 or 50,000 (depending on the series)
ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.  You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.
:
BlackRock Investments, LLC. assists in the promotion of the iPath ETNs.
“Standard & Poor’s
®
”, “S&P
®
”, “S&P 500
®
”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500
®
Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P.  The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE.  S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance.